Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tredegar Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑120132, No. 333-115423, No. 333-66562, No.033-64647, No. 333-230386) on Form S-8 of Tredegar Corporation of our reports dated March 16, 2021, with respect to the consolidated balance sheets of Tredegar Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Tredegar Corporation.
Our report dated March 16, 2021, on the consolidated financial statements refers to a change in the method of accounting for leases.
Our report dated March 16, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Tredegar Corporation did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Tredegar Corporation had an ineffective control environment resulting from an insufficient number of trained resources, ineffective risk assessment, ineffective information and communication, and ineffective monitoring activities resulting in ineffective control activities related to the design and operation of process-level controls and general information technology controls across all financial reporting processes.

/s/ KPMG LLP

Richmond, Virginia
March 16, 2021